3: October 8, 1997

October 8, 1997

Mr. Robert F. Wrobel
39 Ridge Lane
Wilton, CT 06897

Dear Mr. Wrobel:

I am pleased to offer you the position of Vice President, Chief Legal Officer and Secretary for Alpharma Inc. In this capacity you will be headquartered in Fort Lee, New Jersey, and report to me. As we have discussed, while you will formally report to me, I expect you will be working directly with Einar Sissener, members of the Board of Directors, the SBU Presidents and their management staff, and of course the corporate staff in many aspects of your responsibilities.

The terms of the position are as follows:

  As an employee of Alpharma you will receive an initial annual base salary of $210,000. In accordance with our current practice, your base salary will be reviewed for adjustment at the end of each calendar year, beginning December 31, 1998.

  Upon beginning employment with Alpharma you will receive a signing bonus of $25,000 (less applicable taxes).

  You will receive an annual (taxable), automobile allowance (paid bi-weekly) of $15,000. In addition, the Company will reimburse you for auto maintenance up to $2,000 annually if your vehicle is less than 5 years old or up to $1,000 annually if your vehicle is more than 5 years old. The Company requires vehicle insurance and a personal umbrella of at least $1,000,000 for which you will be reimbursed annually.

  As a Vice President of Alpharma you will be eligible to participate in Annual Performance Incentive Plans adopted by the Company. At the Vice Presidential level, the current Annual Performance Incentive Plan, as adopted, has a target cash bonus of 25% of your base salary based on the overall performance of Alpharma and your individual performance and contribution. You will participate in the Company's Annual Performance Incentive Plan beginning in calendar year 1998.

  Effective the date of your joining the Company, you will be granted 5,000 stock options under normal terms as provided by the Company's Stock Option Plan. Additionally, you will be eligible to receive stock options under the normal terms of the Company's stock option plan, as adopted. (The next grant date under the current plan is anticipated to be March/April of 1998).

  You will be eligible for four weeks' paid vacation beginning in 1998 in addition to normal legal holidays.

  Additionally, you will be entitled to the company fringe benefit package for Senior Executives of Alpharma which includes the following:
    A taxable financial planning and tax preparation allowance of up to $1,000 per year.
    Life Insurance for three times your annual base salary with the premium paid by the Company.
    Disability insurance that pays sixty percent of your annual base salary integrated with social security until age seventy. The premium is paid by the Company.
    A Defined Benefit Pension Plan fully paid by the Company in which qualified employees vest 100% after 5 years employment.
    A Savings Plan to which you can save up to 15% of base pay on a pre-tax basis. The Company provides a service-weighted match on the first 6% of employee contributions. Based on length of service, the Company match increases up to 100%. Enrollment is immediate.
    A group health and medical plan for which the employee pays $11.54 for single coverage, $27.69 for family coverage, for each two-week period. The remainder of the premium is paid by the Company. You become a participant as of the date of hire.
    A Stock Purchase Plan under which you can elect to withhold up to four percent of your base salary for the purchase of Alpharma's stock. The Company will match 25% of your contribution. The Company's match is vested at the end of each quarter. Enrollment is immediate.
  If your employment with Alpharma is terminated for reasons other than cause, (including acquisition or merger or change in management) the Company will, in exchange for your executing the Company's Separation Release Form, pay your base salary with medical benefits until you start a new job, for up to one year.

I am excited about the prospects of your joining Alpharma and am confident that given our aggressive growth plans and your background and experience, you will play an important role in the continued development of the Company. I look forward to your joining us sometime between October 13 and October 20 and would appreciate your acknowledging this offer of employment by signing this letter as a matter of record. Please retain one signed copy for your records and return one signed copy to me.

Very truly yours,

Jeffrey E. Smith
Vice President Finance
and Chief Financial Officer

Agreed and Accepted:

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Robert F. Wrobel                                              Date